Exhibit 4.17
IBM Corporation/ Voltaire Networks
Amendment #7 to
SOW 4904RL1344
9/13/2007
This amendment and its attachments, which are incorporated by reference, (“Amendment # 7”) is entered into and made effective at the date of the last signed signature, by and between Voltaire, Inc. (“Voltaire”) and International Business Machines Corporation, a New York corporation (“IBM”) having an office for the transaction of business at 3039 Cornwallis Road, Research Triangle Park, NC 27709 whereby Voltaire and IBM (“the Parties”) mutually agree to the following terms and conditions.
The Parties hereby agree to modify and amend Statement of Work #4904RL1344 (“SOW”) as set forth herein in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. All other terms and conditions of the Agreement shall apply and remain in full force and effect.
1.0 Amend SOW by deleting the 2nd sentence in the preamble and replacing it with the following:
“This SOW is effective beginning on November 19, 2004 and will remain in effect until November 19, 2010.”
2.0 Amend SOW by deleting Section 1.0 in Product Unique Attachment (“PUA”) #6 in its entirety and replacing it with the following:

“1.0	PRODUCT DESCRIPTION
The Products set forth in this PUA include the following Supplier Products:
(1). Voltaire 9024S 24-port Externally Managed SDR IB Switch Bundle and supporting FRUs; and
(2) Voltaire Infiniband Pass Thru Module Code. Buyer shall either (i) provide a copy of the Voltaire Software License Agreement (a copy which is attached hereto as Exhibit A to PUA#6) to each Customer or (ii) direct each Customer to a Supplier URL Link to the then current Software License Agreement. For the avoidance of doubt, the Software License Agreement will survive termination or expiration of this SOW.”
The Product (including Product code and documentation) will be available in the following languages: English.
Notwithstanding Section 9.0 of Base Agreement #4904RL1168, Voltaire grants IBM with respect to the Product(s) set forth in this Amendment, a worldwide, non-exclusive, irrevocable, non-transferable and royalty free right and license to use the trademarks, trade names and/or service marks and logos used by Voltaire to identify and promote the Products, including any portions thereof.”

IBM Corporation/ Voltaire Networks
Amendment #7 to
SOW 4904RL1344
9/13/2007
This Amendment #7 may be signed by each Party’s respective duly authorized representative in one or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one single agreement between the Parties. Any signed copy of this Amendment #7 made by reliable means (e.g. photocopy or facsimile) shall be considered an original.
IN WITNESS WHEREOF, the parties have duly executed this Amendment #7 as of the date first written above.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

INTERNATIONAL BUSINESS MACHINES CORPORATION		Voltaire, Inc.

/s/ Craig Bloszinsky	9/13/07	/s/Mark Favreau	10/10/07

Authorized Signature	Date	Authorized Signature	Date

Craig Bloszinsky

Michael O’Leary		Mark Favreau

Dir. Elect. Proc.

Networking & Comm. Manager Buyer Address: 3039 Cornwallis Road RTP, NC 27709		President, Voltaire Inc Supplier Address: 6 Fortune Drive, 3rd Floor Billerica, MA 01821-3917 USA